EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AdCare Health Systems, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements No. 333-184462 and No. 333-177531 on Form S-8 and No. 333-184534, No. 333-201462, No. 333-196670, No. 333-183912, No. 333-171184, No. 333-166488, No. 333-175541, No. 333-205335, and No. 333-207704 on Form S-3 of AdCare Health Systems, Inc. and subsidiaries of our report dated March 30, 2016, with respect to the consolidated balance sheets of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended, which report appears in the December 31, 2015 annual report on Form 10-K of AdCare Health Systems, Inc.

/s/ KPMG LLP
Atlanta, Georgia
March 30, 2016